Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-) pertaining to the Prologis, Inc. 2020 Long-Term Incentive Plan of Prologis Inc. of our report dated February 26, 2019 (except Notes 3, 4, 6, 8, 16, 18, 19, 21, 22 and 23 as to which the date is November 25, 2019) with respect to the consolidated financial statements and schedules of Liberty Property Limited Partnership, included in the Current Report on Form 8-K filed by Liberty Property Trust and Liberty Property Limited Partnership on November 25, 2019 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 4, 2020